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                            MCK COMMUNICATIONS, INC.

                         2000 DIRECTOR STOCK OPTION PLAN


SECTION 1. GENERAL PURPOSE OF THE PLAN, DEFINITIONS

     The name of the plan is the 2000 Director Stock Option Plan (the "Plan"). The purpose of the Plan is to enable MCK Communications, Inc. (the "Company") to attract and retain outside directors and further align their interests with those of the shareholders by providing for or increasing their equity interests in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

     The following terms shall be defined as set forth below:

     "Act" means the Securities Act of 1933, as amended.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended, and related rules, regulations and interpretations.

     "Consultant" means a person engaged to provide consulting or advisory services (other than as an employer or director) to the Company or its Subsidiary, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on the registration of securities on a Form S-8 Registration Statement under the Act.

     "Fair Market Value" of the Stock on any given date means (i) if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the Fair Market Value on any given date shall not be less than the average of the highest bid and lowest asked prices of the Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported; or (ii) if the Stock is admitted to trading on a national securities exchange or the NASDAQ National Market System, then clause (i) shall not apply and the Fair Market Value on any date shall not be less than the closing price reported for the Stock on such exchange or system for such date or, if no sales were reported for such date, for the last date preceding such date for which a sale was reported; or (iii) if the Stock is not publicly traded on a securities exchange or traded in the over-the-counter market or, if traded or quoted, there are no transactions or quotations within the last ten trading days or trading has been halted for extraordinary reasons, the Fair Market Value on any given date shall be determined in good faith by the Committee.

     "Non-Qualified Stock Option" means any Stock Option that is not designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.


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     "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

     "Service Relationship" means a participant's employment or service with the Company or its Subsidiary, whether in the capacity of an employee, a director or a Consultant. Unless otherwise determined by the Board, a participant's Service Relationship shall not be deemed to have terminated merely because of a change in the capacity in which the participant renders service to the Company or a transfer between locations of the Company or its Subsidiaries or a transfer between the Company and any Subsidiary, provided that there is no interruption or other termination of the Service Relationship. Furthermore, a participant's Service Relationship shall not be deemed to have terminated if the participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave, the Service Relationship shall be deemed to have terminated unless the participant's right to return to service with the Company or its Subsidiary is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as service for purposes of determining vesting under the participant's Option agreement. Subject to the foregoing, the Company, in its discretion, shall determine whether the participant's Service Relationship has terminated and the effective date of such termination.

     "Stock" means the Common Stock, par value $.001 per share, of the Company, subject to adjustments pursuant to Section 3.

     "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50 percent or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE

     (a) ADMINISTRATION OF PLAN. The Plan shall be administered by the Board, or at the discretion of the Board, by a committee or committees of the Board, comprised of not less than two directors. All references herein to the Committee shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board or a committee or committees of the Board, as applicable).

     (b) POWERS OF COMMITTEE. The Committee shall have the power and authority to grant Options consistent with the terms of the Plan, including the power and authority:

          (i) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Option, and to approve the form of written instruments evidencing the Options;

          (ii) to impose any limitations on Options granted under the Plan, including limitations on transfers, repurchase provisions and the like and to exercise repurchase rights or obligations;



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          (iii) to amend the Plan or any Option pursuant Section 8; and

          (iv) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Option (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

     All decisions and interpretations of the Board shall be binding on all persons, including the Company and Plan participants.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN: MERGERS: SUBSTITUTION

     (a) STOCK ISSUABLE. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 500,000 shares of Common Stock subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Options which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.

     (b) CHANGES IN STOCK. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company's capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Board shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options that will be granted to individual participants, (iii) the number and kind of shares or other securities subject to any then outstanding Options under the Plan, and (iv) the exercise price and/or exchange price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options ) as to which such Stock Options remain exercisable. The adjustment by the Board shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Board in its discretion may make a cash payment in lieu of fractional shares.

     The Board may also adjust the number of shares subject to outstanding Options and the exercise price and the terms of outstanding Options to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan.



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     (c) MERGERS AND OTHER SALE EVENTS. In the case of (i) the dissolution or liquidation of the Company, (ii) a merger, reorganization or consolidation between the Company and another person or entity (other than a holding company or Subsidiary of the Company) as a result of which the holders of the Company's outstanding voting stock immediately prior to the transaction hold less than a majority of the outstanding voting stock of the surviving entity immediately after the transaction, (iii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a "Transaction"), the shares that would otherwise vest within the twelve (12) month period immediately following the Transaction if the participant's Service Relationship continued during that time shall immediately vest (any remaining unvested shares shall continue to vest in accordance with the vesting schedule set forth in the option agreement without any acceleration in the time of vesting of such shares). Upon the effectiveness of the transaction, the Plan and all Options granted hereunder shall, unless assumed by the successor entity, terminate. In the event of such termination, each participant shall be permitted to exercise for a period of at least 15 days prior to the date of such termination all outstanding Options held by such participant which are then exercisable.

SECTION 4. ELIGIBILITY

     Each member of the Board other than: (i) those members who are also employees of the Company or any of its Subsidiaries, and (ii) Gregory Avis, Michael Balmuth and Calvin Manz, shall be eligible for the grant of Options under this Plan (each an "Eligible Director").

SECTION 5. STOCK OPTIONS

     Any Stock Option granted under the Plan shall be pursuant to a Stock Option agreement. All Stock Options granted under the Plan shall be Non-Qualified Stock Options. All grants of Options to Eligible Directors under this Plan shall be automatic and non-discretionary and shall be made strictly in accordance with this Section 5. No person shall have any discretion to select which Eligible Directors shall be granted Options or to determine the number of shares to be covered by such Options.

     (a) TERMS OF STOCK OPTIONS. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan.

          (i) INITIAL GRANTS. Each person who is an Eligible Director on November 1, 2000, or becomes, for the first time, an Eligible Director after November 1, 2000, shall, without further action by the Board, automatically be granted an Option to purchase 50,000 shares of Stock, subject to adjustment as provided in Section 3(b) hereof, on November 1, 2000 or, if later, the date that such person first becomes and Eligible Director; provided, however, that any Eligible Director who previously received stock options under any other stock option plan of the Company or its Subsidiaries prior to November 1, 2000 or, if later, first becoming an Eligible Director, shall, without further action by the Board, automatically be granted an Option to purchase the number of shares of Stock equal to 50,000 shares of Stock minus the number of shares of Stock that have not vested pursuant to such other stock options as of November 1, 2000



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or, if later, the date such participant first becomes an Eligible Director
(collectively, the "Initial Grants").

          (ii) ANNUAL GRANTS. On the date of each annual meeting of the Company's stockholders held after November 1, 2000 (provided that in no event shall such date be more than 180 days after the fiscal year end), or, if such date shall not be a business day, the business day immediately preceding such date, and so long as shares remain available for issuance under the Plan, each Eligible Director who will continue to be an Eligible Director after such annual meeting shall without further action by the Board automatically be granted an Option to purchase 10,000 shares of Stock, subject to adjustment as provided in
Section 3(b) hereof.

          (iii) TERM. No Option shall be exercisable after the expiration of ten
(10) years from the date it was granted.

          (iv) EXERCISE PRICE. The exercise price for each Option shall be one hundred percent (100%) of the Fair Market Value of the Stock on the date the Option is granted.

          (v) VESTING AND EXERCISABILITY. Initial Grants shall be exercisable at any time on or after the date of grant and shall vest with respect to 1/12 of the shares of Stock subject to such Initial Grants on the last day of each full calendar quarter after the date of grant. Annual Grants shall be immediately exercisable and fully vested on the date of grant.

          (vi) INSUFFICIENT SHARES. Notwithstanding the foregoing, if, on any date upon which Options are to be granted under Section 5(a)(i) or 5(a)(ii) hereof, the shares of Stock remaining available for issuance under this Plan are insufficient for the grant of Options to purchase the total number of shares of Stock specified in such section, then each Eligible Director entitled to receive an Option on such date shall be granted an Option to purchase a proportionate amount of the available number of shares of Stock (rounded down to the greatest number of whole shares). Except for the specified Options referred to in Section 5(a)(i) or 5(a)(ii) above, no other Options shall be granted under this Plan.

          (vii) RIGHTS OF A STOCKHOLDER. A participant shall have no rights as a stockholder with respect to any shares covered by an Option until the date of the issuance of a certificate for the shares for which the Option has been exercised (as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 3(b).

          (viii) METHOD OF EXERCISE. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Stock Option
Agreement:

               (A) In cash, by certified or bank check, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such shares;




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               (B) If permitted by the Board, through the delivery (or
attestation to the ownership) of shares of Stock that have been purchased by the participant on the open market or have been beneficially owned by the participant for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

               (C) If permitted by the Board, by the participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; PROVIDED that in the event the participant chooses to pay the purchase price as so provided, the participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board shall prescribe as a condition of such payment procedure.

     Payment instruments will be received subject to collection. No certificates for shares so purchased will be issued to a participant until the Company has completed all steps required by law to be taken in connection with the issuance and sale of the shares, including without limitation (i) receipt of a representation from the participant at the time of exercise of the Option that the participant is purchasing the shares for the participant's own account and not with a view to any sale or distribution thereof, (ii) the legending of any certificate representing the shares to evidence the foregoing representations and restrictions, and (iii) obtaining from the participant payment or provision for all withholding taxes due as a result of the exercise of the Option. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the participant (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.

     (b) NON-TRANSFERABILITY OF OPTIONS. No Stock Option shall be transferable by the participant otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the participant's lifetime, only by the participant, or by the participant's legal representative or guardian in the event of the participant's incapacity. Notwithstanding the foregoing the participant may transfer, without consideration for the transfer, his or her Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, PROVIDED that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Stock Option Agreement.

     (c) TERMINATION. Unless otherwise provided in the option agreement or determined by the Board, upon the termination of the participant's Service Relationship with the Company or its Subsidiaries, the participant's rights in his or her Stock Options shall automatically terminate upon the effective date of such termination.

SECTION 6. TAX WITHHOLDING

     (a) PAYMENT BY PARTICIPANT. Each participant shall, no later than the date as of which the value of an Option or of any Stock or other amounts received thereunder first becomes




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includable in the gross income of the participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Board regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

     (b) PAYMENT IN STOCK. Subject to approval by the Board, a participant may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Option a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligation shall not exceed the amount determined by the applicable minimum statutory withholding rates.

SECTION 7. REPURCHASE RIGHTS

     Shares of Stock issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Board in its discretion at the time the Option is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

SECTION 8. AMENDMENTS AND TERMINATION

     The Board may, at any time, amend or discontinue the Plan and the Board may, at any time, amend or cancel any outstanding Option, but no such action shall adversely affect rights under any outstanding Option without the holder's consent unless such action is necessary to obtain qualification or registration of the Stock under any applicable federal, state or foreign securities laws or is necessary to comply with any applicable law, regulation or rule. This Plan shall continue until the earlier to occur of: (a) termination of this Plan by the Board pursuant to this Section 8, (b) issuance of all of the shares of Stock reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board.

SECTION 9. STATUS OF PLAN

     With respect to the portion of any Option that has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Board shall otherwise expressly determine in connection with any Option or Options. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the Company's obligations to



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deliver Stock or make payments with respect to Options hereunder, PROVIDED that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 10. GENERAL PROVISIONS

     (a) NO DISTRIBUTION; COMPLIANCE WITH LEGAL REQUIREMENTS. The Board may require each person acquiring Stock pursuant to an Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Option until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Board may require the placing of such stop-orders and restrictive legends on certificates for Stock and Options as it deems appropriate.

     (b) DELIVERY OF STOCK CERTIFICATES. Stock certificates to participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant's last known address on file with the Company.

     (c) OTHER COMPENSATION ARRANGEMENTS; NO EMPLOYMENT RIGHTS. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. Nothing in this Plan or any Option granted pursuant hereto shall confer upon any participant any right to continue to serve the Company as member of the Board, nor does it confer any right to continued service with the Company or any Subsidiary or interfere in any way with any right of the Company or its Subsidiaries to terminate the participant's Service Relationship, at any time.

     (d) TRADING POLICY RESTRICTIONS. Option exercises under the Plan shall be subject to such Company's insider-trading-policy-related restrictions, terms and conditions as may be established by the Board, or in accordance with policies set by the Board, from time to time.

SECTION 11. EFFECTIVE DATE OF PLAN

     This Plan shall become effective on August 15, 2000, the date the Plan is adopted by the Board, but no Option shall be exercised unless and until the Plan has been approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent in accordance with applicable law within twelve (12) months before or after August 15, 2000.

SECTION 12. GOVERNING LAW

     This Plan and all Options and actions taken thereunder shall be governed by the laws of the State of Delaware, applied without regard to conflict of law principles thereof.





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